Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of

The Kroger Co. Savings Plan:

We consent to incorporation by reference in the Registration Statements (No. 333-152604 and 333-178549) on Form S-8 of The Kroger Co. of our report dated July 1, 2013, relating to the statements of net assets available for benefits of The Kroger Co. Savings Plan as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits and the supplemental schedules for the years then ended, which report appears in the December 31, 2012 annual report on Form 11-K of The Kroger Co. Savings Plan.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
July 1, 2013